Exhibit 99.1

FUSION	Andrew Lewin
CONTACT:	212-972-2000
alewin@fusiontel.com

INVESTOR	BPC Financial Marketing
CONTACT:	John Baldissera
800-368-1217

Fusion Signs Partnership Agreement in The Ukraine

Internet Penetration in The Ukraine Up 1,300% Since 2000

New York, NY, March 12, 2005 - Fusion (AMEX: FSN) announced today that it has signed a partnership agreement in the Ukraine for distribution and support of its efonica brand of VoIP services. Fusion is partnering with Ukrainian- based Net Voices, LLC. (“Net Voices”) that has a well-established distribution network in the electronics industry.

Commenting on the partnership, Matthew Rosen, President and COO of Fusion said, “We believe the Ukrainian market, with a population of over 46 million, represents a tremendous opportunity for Fusion. Internet usage in the Ukraine has grown 1,300% since 2000, but overall penetration remains extremely low, with only 6% of Ukrainian citizens currently online. We believe the growth potential is significant and the strong value proposition of Fusion’s IP-based communications services can help drive continued expansion of the market. Consistent with our overall strategy, Fusion is among the first VoIP providers to enter the Ukraine, and we are confident in our ability to establish a strong presence in the region.”

Roger Karam, President of Fusion’s VoIP Division, noted, “Working alongside Net Voices, we look forward to penetrating this rapidly growing market. Net Voices’ strong local knowledge and distribution combined with the IP service offerings and marketing capabilities of Fusion, should prove to be a formidable partnership.”

About Fusion:
Fusion is a provider of VoIP (Voice Over Internet Protocol) and other Internet services to, from, in and between emerging markets in Asia, the Middle East, Africa, the Caribbean and Latin America. Fusion currently provides a full suite of communications services to corporations, international carriers, government entities, Internet service providers and consumers in over 45 countries.

Statements in this Press Release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render Fusion's products obsolete, delays in obtaining regulatory approvals, potential product recalls and litigation. Risk factors, cautionary statements and other conditions which could cause Fusion's actual results to differ from management's current expectations are contained in Fusion's filings with the Securities and Exchange Commission and available through http://www.sec.gov.